Exhibit 99.1
FOR IMMEDIATE RELEASE
May 24, 2018

For more information
Trisha Voltz Carlson, EVP, Investor Relations Manager
504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Holding Company to become Hancock Whitney Corporation
Company’s name change effective May 25, 2018; common stock ticker changing to “HWC”

GULFPORT, Miss. (May 24, 2018)—Today, Hancock Holding Company’s (Nasdaq: HBHC) shareholders overwhelmingly approved the company’s proposal to change the name of the organization from “Hancock Holding Company” to “Hancock Whitney Corporation.” Related to the name change, the company will also change its common stock ticker from “HBHC” to “HWC.” Both changes will become effective May 25, 2018.

Hancock Whitney publicly debuted its new brand earlier this month on its website, on new signs, on the mobile app and online banking, and at special events throughout the footprint. On May 25, as the company celebrates the 100th anniversary of the first transaction between Hancock and Whitney, the name change of the organization’s legal entities becomes official.

“Both Hancock and Whitney were founded in the 1800s to help the Gulf South grow,” said Hancock Whitney President and CEO John M. Hairston. “We shared several early leaders and transacted the first business between the two banks on May 25, 1918, when Hancock sold the Bank of Orleans to Whitney. Now, 100 years to the day since that deal, we’ll celebrate our longstanding legacy together with a brand that honors our history and looks optimistically toward our future.”

Additional corporate changes effective May 25, 2018 are as follows:
	“Whitney Bank” will become “Hancock Whitney Bank.”
	“Hancock Investment Services, Inc.” will become “Hancock Whitney Investment Services, Inc.”
	The company’s ticker for its exchange-traded debt (subordinated notes) will change from “HBHCL” to “HWCPL.”

Executives from Hancock Whitney will highlight the name and ticker change by participating in NASDAQ’s Opening Bell Ceremony tomorrow morning (May 25) at 8:30 a.m. Central/9:30 a.m. Eastern. Viewers can watch the opening ceremony on Facebook at http://Facebook.com/Nasdaq or via the Nasdaq Marketsite Webcam at https://new.livestream.com/nasdaq/live. Additional coverage of the bell-ringing will be available on Hancock Whitney’s social media channels.

Shareholders also approved proposals related to directors, compensation, and auditors at today’s annual shareholder meeting.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.

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